Exhibit 99.1

Biostage Announces Chairman and CEO Transition

Existing Board member Jerry He to replace David Green as Chairman and Chief Executive Officer; David Green to remain on the Board and support transition

HOLLISTON, Mass., March 01, 2023 /PRNewswire/ — Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and the airway resulting from cancer, trauma or birth defects, today announced that effective as of [_March 1, 2023_], its existing director since November 2021, Mr. Jerry He, was appointed Chairman of the Board and hired as Chief Executive Officer. Mr. He replaces David Green who is transitioning from such roles and will remain on the Board of Directors. Mr. Green will provide support to Mr. He during his transition to the Chief Executive Officer role.

Mr. He was the Executive Vice Chairman of Bright Scholar Education Holdings Limited (NYSE listed: BEDU) until February 2023. Prior to such promotion in January 2019, Mr. He had served as the CEO of Bright Scholar since October 2015. Prior to joining Bright Scholar, Mr. He was a Managing Director at TStone Corp, and he also served as CFO, CEO and a director of Noah Education Holdings Ltd., a former NYSE listed private education services provider in China, from July 2009 to December 2011. Mr. He was a portfolio manager at Morgan Stanley Global Wealth Management from June 2008 to June 2009 and was employed by Bear Stearns from July 2006 to May 2008. Mr. He also had extensive experience working with pharmaceutical and biotech companies when he was a management consultant. Mr. He obtained a bachelor’s degree in Chemistry from Peking University and a Master’s degree in Chemistry, MBA with Honors from the University of Chicago. Mr. He is also a CFA charter holder.

Mr. Green commented, “In the last year Biostage has made significant progress and now is ready to begin the FDA-approved clinical trial that we expect will bring hope to patients diagnosed with esophageal cancer. One patient is diagnosed with esophageal cancer every minute and 80% of those patients die within five years. Jerry is well known to Biostage, and I am confident that his skills and experience as chief executive in other companies and in raising capital will enable Biostage to be successful for its patients and shareholders. I will continue to support Jerry in the transition to CEO and will remain on the Board.”

Mr. He commented, “On behalf of the board, I thank Mr. Green for leading Biostage to clinical stage and his support to my transition to the new role. I look forward to this exciting opportunity to work with our partners and employees to bring our regenerative medicine to the patients with unmet medical needs. We will execute with excellence for our plan of clinical trials, capital raising and up-listing, and deliver superior value our shareholders.”

About Biostage.

We are a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and the airway resulting from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next-generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrifice of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a patient with esophageal cancer in August 2017. This surgery was performed by Dr. Denis Wigle, Chair of Thoracic Surgery at the Mayo Clinic. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The procedure demonstrated that our technology was able to successfully regenerate esophageal tissue, including the mucosal lining, to restore the integrity, continuity and functionality of the esophageal tube.

Biostage has 12 issued U.S. patents, 2 issued in China and 2 orphan-drug designations by the FDA which can provide seven years of market exclusivity in addition to any exclusivity granted by patents.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements in this press release include, but are not limited to, statements relating to the clinical trial design and costs; CRO contracts, terms and conditions; the capabilities and performance of our products and product candidates, including as to the Biostage Tissue Patch and our other product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company’s products, including those utilizing its Biostage Esophageal Implant or Biostage Tissue Patch technologies, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact
Joseph Damasio
Chief Financial Officer
774-233-7300
jdamasio@biostage.com

SOURCE Biostage, Inc.